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                                                                      EXHIBIT 12

                          PHYCOR, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                         Nine Months Ended
                                                   Year Ended December 31,                 September 30,
                                     ------------------------------------------------    -----------------
                                        1992       1993      1994      1995      1996      1996      1997
                                     --------      -----     -----     -----     -----     -----     -----
Net income                           ($13,745)   $ 7,140   $11,675   $21,874   $36,380   $25,182   $41,053
   Income taxes                           405      1,092     4,826    13,923    22,775    15,765    25,929
   Interest expense and loan cost
   amortization                         4,850      4,213     4,195     5,466    15,981    10,761    16,791
   One fourth of rent expense           3,302      4,110     5,853     9,185    16,394    11,192    17,844
   Provision for clinic
   restructuring                       18,566       --        --        --        --        --        --
                                     --------    -------   -------   -------   -------   -------   -------

     Earnings before fixed charges   $ 13,378    $16,555   $26,549   $50,448   $91,530   $62,900   $101,617
                                     ========    =======   =======   =======   =======   =======   ========

Interest expense and loan cost
amortization                            4,850      4,213     4,195     5,466    15,981    10,761    16,791
One fourth of rent expense              3,302      4,110     5,853     9,185    16,394    11,192    17,844
                                     --------    -------   -------   -------   -------   -------   -------
Fixed charges                        $  8,152    $ 8,323   $10,048   $14,651   $32,375   $21,953   $34,635
                                     ========    =======   =======   =======   =======   =======   =======


Ratio of earnings to fixed charges        1.6        2.0       2.6       3.4       2.8       2.9       2.9
                                     ========    =======   =======   =======   =======   =======   =======